EXHIBIT 99.1

Cars.com Reports Second Quarter 2018 Results

Growth in Revenue and Traffic and Substantial Progress on Strategic Priorities

Additional Affiliate Conversions, Cost Efficiency Initiatives Underway

2018 Revenue Guidance Revised

CHICAGO, August 8, 2018 – Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), a leading digital automotive marketplace, today released its financial results for the quarter ended June 30, 2018.

Q2 Financial Highlights

•	Total revenue of $168.5 million, up $11.9 million, or 8% year-over-year
•	Net income of $12.7 million, or $0.18 per diluted share
•	Adjusted net income of $34.3 million, or $0.48 per diluted share
•	Adjusted EBITDA of $57.3 million, down $4.8 million year-over-year, driven by increased costs related to affiliate conversions, incremental public company costs and planned marketing investments
•	Net cash provided by operating activities of $70.6 million for the first six months of 2018 with free cash flow of $64.2 million
•	Dealer Inspire and Launch Digital Marketing (“LDM”) revenue grew 45% year-over-year on a pro forma basis

Q2 Key Metric Highlights

•	Average monthly unique visitors of 19.0 million, up 8% year-over-year
•	Traffic (visits) of 113.0 million, up 8% year-over-year
•	Mobile traffic grew 25% year-over-year and accounted for 67% of total traffic compared to 58% in the second quarter of 2017
•

Dealer customer count of 20,720 as of June 30, 2018, including 508 incremental Dealer Inspire dealer customers, compared to 20,474 as of March 31, 2018, which did not include Dealer Inspire; Affiliate dealer customers of 4,128 as of June 30, 2018 compared with 4,335 as of March 31, 2018

•	Direct monthly average revenue per dealer (“ARPD”) of $2,064, up 6% year-over-year
•	Total average vehicle listings of 4.8 million

Operational Highlights

•	Continued Affiliate Conversions: Converted the Washington, D.C. market effective August 1, bringing approximately 350 dealers into the Cars.com direct sales channel
•	Important senior hires address highest strategic priorities:
•	Doug Miller, Chief Revenue Officer. Doug is a seasoned marketplace executive with more than 20 years of experience driving growth and building high-performing teams.
•

Matthew Gold, Chief Strategy Officer. Matt’s experience developing strategies and partnerships to build and deploy commercial products will be critical as we continue to seek opportunities to capitalize on our data and intelligence and expand the business into new markets.

•	Realizing synergies from new acquisitions, launched CARS Social Solutions to tap into new channels and strong dealer demand:
•

Social Sales Drive, a powerful new product that enables automotive retailers to extend the reach of their Cars.com vehicle listings to the one million daily car shoppers on Facebook Marketplace, boosting exposure in front of a new audience

•

Cars Social, an ad product that serves native ads displaying real-time inventory to consumers on Facebook and Instagram. By using Cars.com’s first-party data, Cars Social positions inventory in front of Cars.com’s unique, unduplicated audience and targets shoppers who have previously researched vehicles on Cars.com.

•

Created early stage, undecided shopper experience in August to be supported by differentiated brand campaign, to help early stage shoppers narrow down their vehicle selection, supporting continued growth in traffic

•	Dealer Inspire secured two new OEM opportunities, including Porsche dealer website platform program as well as the INFINITI dealer program
•	Technology transformation under way to drive growth, reduce reliance on third-party services, optimize and migrate technology systems to drive cost efficiency
•	Utilized share repurchase program to purchase a total of 2 million shares, at an average price of $24.84, for a total of $50 million in the second quarter

“We celebrated our 20th anniversary in June, but this past year has been more transformative than the prior 19. We are taking direct control of our affiliate markets by converting these agreements prior to their expirations, at the same time moving from a classified listings site to a digital automotive marketplace that simplifies buying and selling,” said Alex Vetter, President and Chief Executive Officer of Cars.com. “We have expanded into high-growth categories with Dealer Inspire products including the launch of our proprietary Social Solutions. I’m pleased with the positive momentum we’ve experienced with growth in traffic, unique visitors and now SEO, as well as our continued success in negotiating early affiliate conversions. However, our first-half subscription revenues are behind our plan, and as a result we have taken down our full-year outlook. As we welcome Doug Miller as Chief Revenue Officer, I am confident he will be instrumental in delivering our growth strategies to expand our suite of digital solutions and increase our customer network.”

Revenue for the second quarter of 2018 was $168.5 million, compared to $156.6 million in the prior year period. Dealer Inspire and LDM contributed $14.5 million to retail revenue. In addition, the conversions of affiliate markets contributed $21.2 million to retail revenue, while reducing wholesale revenue $18.9 million ($4.4 million of the reduction was related to the amortization of unfavorable contracts liability, which is now recorded as a reduction of affiliate revenue share expense).

Total operating expenses for the second quarter of 2018 were $144.0 million, compared to $127.8 million for the prior year period. This increase was driven by the addition of the Dealer Inspire and LDM businesses ($18.0 million), an increase in costs related to the affiliate conversions and planned increases in marketing spend, offset in part by a decrease in non-recurring costs.

Net income for the second quarter of 2018 was $12.7 million compared to $24.8 million in the second quarter of 2017. Adjusted net income for the quarter was $34.3 million compared to $50.5 million for the prior year period. These comparisons to prior year are impacted by changes in capital structure, including additions of interest and tax expense – which occurred in conjunction with the spin-off during the second quarter of 2017.

Adjusted EBITDA for the second quarter of $57.3 million, or 34.0% of revenue, compared to $62.1 million, or 39.7% of revenue, for the prior year period.

For the second quarter, both average monthly unique visitor count and total traffic grew 8% year-over-year. Mobile traffic grew 25% year-over-year and accounted for 67% of total traffic compared to 58% in the prior year. SEO traffic grew year-over-year in each month of the second quarter, accelerating toward expected double digit growth for the full year.

Dealer customers of 20,720 as of June 30, 2018 grew 1% compared to 20,474 as of March 31, 2018 due to the addition of 508 Dealer Inspire dealer customers. Excluding Dealer Inspire, dealer customers declined 1% compared to March 31, 2018. Excluding affiliate market conversions, 73% of this decline was attributable to fewer dealers in affiliate markets and dealer cancellations resulting from the sunsetting of a lower priced, legacy DealerRater baseline product. Direct dealer customers declined 72, an improvement from a decline of 231 in the first quarter.

The conversion of affiliate dealer customers, which provides direct access to new, larger markets with customers at higher price points, has resulted in 6% growth in direct ARPD compared to a year ago.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the six-month period ended June 30, 2018 was $70.6 million compared with $96.7 million in the prior year. Free cash flow for the six-month period ended June 30, 2018 was $64.2 million, compared with $77.8 million in the same period last year. Impacting current year cash flow was incremental interest expense, additional non-recurring expenses, offset in part by lower capital expenditures.

Cash and cash equivalents was $18.4 million and debt outstanding was $727.5 million as of June 30, 2018. During the second quarter, the Company utilized $50 million to purchase 2.0 million shares under its share repurchase program, at an average price of $24.84. Net leverage at June 30, 2018 was 3.0x, calculated in accordance with the Company’s credit agreement.

“We’re encouraged to see continued rapid growth in our Dealer Inspire and LDM businesses and affiliate markets, and we will continue to utilize our flexible capital structure and strong balance sheet to reinvest in the Cars.com brand and product to drive long-term growth in the business,” said Becky Sheehan, Chief Financial Officer of Cars.com.

2018 Outlook

Due to lower subscription revenue in the first half of the year and lower growth in our national advertising business, the Company is revising its full year 2018 guidance. The Company now expects approximately 6 to 7% revenue growth with Adjusted EBITDA margin of approximately 34%.

Second Quarter Earnings Call

As previously announced, management will hold a conference call and webcast today at 7:30 a.m. CDT. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until August 23, 2018.

About Cars.com

Cars.com™ is a leading two-sided digital automotive marketplace that creates meaningful connections between buyers and sellers. Launched in 1998 and headquartered in Chicago, the Company empowers consumers with resources and information to make informed buying decisions and enables advertising partners with innovative digital solutions and data-driven intelligence to increase inventory turn and gain market share. A pioneer in online automotive classifieds, the Company has evolved into one of the largest digital automotive platforms, connecting thousands of local dealers across the country with millions of consumers. In 2018, Cars.com acquired Dealer Inspire®, a company that builds technology that helps future-proof dealerships for changing consumer behaviors and makes the car buying process faster and easier.

Cars.com properties include DealerRater®, DealerInspire®, Auto.com™, PickupTrucks.com™ and NewCars.com®.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Free Cash Flow. These are not financial measures as defined by GAAP. These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, restructuring and other exit costs, costs related to the headquarters move and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted EBITDA.

The Company defines Adjusted Net Income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, and (3) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, restructuring and other exit costs, costs related to the headquarters move and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted net income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

The Company defines free cash flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software development costs.

Key Metric Definitions

Traffic (Visits). Traffic (visits) and our ability to generate traffic are key to our business. Tracking our traffic performance is a critical measure. Traffic to the Cars.com network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is an internal metric representing the number of visits to Cars.com desktop and mobile properties (web browser and apps). Visits refer to the number of times visitors accessed Cars.com properties during the period, no matter how many visitors make up those visits. We measure traffic using Adobe Analytics. Traffic (visits) numbers provide an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach diverse demographic audiences is attractive to our dealer customers and national advertisers.

Dealer Customers. Our value to consumers tracks to our ability to showcase the inventory of our dealer and Original Equipment Manufacturer (“OEM”) customers. The larger the advertiser base, the more inventory and options that are available for consumers to review. Dealer Customers represents the car dealerships using our products as of the end of each reporting period. Each dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Vehicle Listings. Our value to consumers tracks to our ability to showcase the inventory of our dealer and OEM customers. The more vehicle listings that are available for consumers to review, the more traffic we attract and the higher the consumer engagement. Average Vehicle Listings represents the daily average of vehicles listed for sale on Cars.com properties. The daily average is calculated on a monthly basis and averaged for the reporting period.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including those statements under “2018 Outlook.” All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning our business strategies, plans and objectives, market potential, future financial performance, planned operational and product improvements, liquidity and other matters. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we think are appropriate. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results. Our actual results could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements contained in this press release. Such risks, uncertainties, and other important factors include, among others, risks related to our business, our separation from our parent company and our common stock.  For a detailed discussion of many of these risks and uncertainties, see Part I, Item 1A – “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission. All forward-looking statements contained in this press release are qualified by these cautionary statements. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the Federal securities laws.

Cars.com Media Contact:

Marita Thomas

312-601-5692

mthomas@cars.com

Cars.com Investor Relations Contact:

Jandy Tomy

312-601-5115

ir@cars.com

[Source: Cars.com Inc]

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Cars.com Inc.
Consolidated and Combined Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Direct	$115,533	$83,273	$217,011	$166,908
National advertising	27,230	28,441	54,048	53,377
Other	4,095	3,996	8,142	7,670
Retail	146,858	115,710	279,201	227,955
Wholesale	21,654	40,914	49,268	81,843
Total revenues	168,512	156,624	328,469	309,798
Operating expenses:
Cost of revenues and operations	22,804	15,540	41,890	31,442
Product and technology	17,951	19,522	40,284	38,439
Marketing and sales	59,527	50,512	125,562	109,513
General and administrative	13,148	17,445	31,264	25,184
Affiliate revenue share	3,813	2,355	7,096	4,716
Depreciation and amortization	26,712	22,377	50,650	44,450
Total operating expenses	143,955	127,751	296,746	253,744
Operating income	24,557	28,873	31,723	56,054
Nonoperating (expense) income:
Interest expense, net	(7,343)	(1,770)	(13,300)	(1,729)
Other income, net	27	51	11	135
Total nonoperating expense, net	(7,316)	(1,719)	(13,289)	(1,594)
Income before income taxes	17,241	27,154	18,434	54,460
Income tax expense	4,515	2,345	4,779	2,763
Net income	$12,726	$24,809	$13,655	$51,697
Earnings per share, basic	$0.18	$0.35	$0.19	$0.72
Weighted-average common shares outstanding, basic	71,119	71,716	71,531	71,716
Earnings per share, diluted	$0.18	$0.35	$0.19	$0.72
Weighted-average common shares outstanding, diluted	71,330	71,780	71,721	71,780

Cars.com Inc.
Consolidated and Combined Balance Sheets
(In thousands, except per share data)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,394	$20,563
Accounts receivable, net	105,184	100,857
Prepaid expenses	13,772	11,408
Other current assets	10,567	9,811
Total current assets	147,917	142,639
Property and equipment, net	40,907	39,740
Goodwill	884,480	788,107
Intangible assets, net	1,556,654	1,529,500
Investments and other assets	10,439	11,053
Total assets	$2,640,397	$2,511,039
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,505	$6,581
Accrued compensation	12,610	14,185
Unfavorable contracts liability	25,200	25,200
Current portion of long-term debt	21,211	21,158
Other accrued liabilities	37,905	23,025
Total current liabilities	104,431	90,149
Noncurrent liabilities:
Unfavorable contracts liability	6,285	18,885
Long-term debt	701,534	557,194
Deferred tax liability	164,368	146,482
Other noncurrent liabilities	19,678	19,201
Total noncurrent liabilities	891,865	741,762
Total liabilities	996,296	831,911
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 69,896 and 71,628 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	699	716
Additional paid-in capital	1,503,145	1,501,830
Retained earnings	140,257	176,582
Total stockholders' equity	1,644,101	1,679,128
Total liabilities and stockholders' equity	$2,640,397	$2,511,039

Cars.com Inc.
Consolidated and Combined Statements of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$13,655	$51,697
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	5,903	5,515
Amortization of intangible assets	44,747	38,935
Amortization of unfavorable contracts liability	(12,600)	(12,600)
Stock-based compensation expense	4,476	481
Deferred income taxes	3,145	1,731
Provision for doubtful accounts	2,164	1,627
Amortization of debt issuance costs	643	112
Other, net	500	1,247
Changes in operating assets and liabilities, net of Acquisition:
Accounts receivable	4,934	6,614
Prepaid expenses	(2,044)	(2,035)
Other current assets	(545)	(10,469)
Other assets	614	684
Accounts payable	(1,541)	(1,778)
Accrued compensation	(1,792)	(9,205)
Other accrued liabilities	10,088	10,026
Other noncurrent liabilities	(1,723)	9,075
Cash received from lessor for lease incentives	—	5,075
Net cash provided by operating activities	70,624	96,732
Cash flows from investing activities:
Payment for Acquisition, net	(156,968)	—
Purchase of property and equipment	(6,417)	(18,910)
Net cash used in investing activities	(163,385)	(18,910)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	190,000	675,000
Payments of debt issuance costs and other fees	—	(5,918)
Payments of long-term debt	(46,250)	—
Payments related to stock-based compensation plans, net	(475)	—
Repurchases of common stock	(50,000)	—
Cash distribution to TEGNA related to Separation	—	(650,000)
Transactions with TEGNA, net	(2,683)	(69,200)
Net cash provided by (used in) financing activities	90,592	(50,118)
Net (decrease) increase in cash and cash equivalents	(2,169)	27,704
Cash and cash equivalents at beginning of period	20,563	8,896
Cash and cash equivalents at end of period	$18,394	$36,600

Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$293	$—
Cash paid for interest	12,487	574

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of Net income to Adjusted EBITDA

Net income	$12,726	$24,809	$13,655	$51,697
Interest expense, net	7,343	1,770	13,300	1,729
Income tax expense	4,515	2,345	4,779	2,763
Depreciation and amortization	26,712	22,377	50,650	44,450
Stock-based compensation expense	2,876	481	4,476	481
Transaction-related costs	1,026	—	11,133	—
Costs associated with the stockholder activist campaign	1,112	—	4,897	—
Restructuring and other exit costs	590	1,671	1,097	1,671
Write-off of long-lived assets and other	401	1,385	361	1,389
Separation-related costs	—	4,558	—	4,658
Costs related to the headquarters move	—	2,731	—	3,428
Adjusted EBITDA*	$57,301	$62,127	$104,348	$112,266

Reconciliation of Net income to Adjusted net income

Net income	$12,726	$24,809	$13,655	$51,697
Amortization of intangible assets	23,570	19,468	44,747	38,935
Stock-based compensation expense	2,876	481	4,476	481
Transaction-related costs	1,026	—	11,133	—
Costs associated with the stockholder activist campaign	1,112	—	4,897	—
Restructuring and other exit costs	590	1,671	1,097	1,671
Write-off of long-lived assets and other	401	1,385	361	1,389
Separation-related costs	—	4,558	—	4,658
Costs related to the headquarters move	—	2,731	—	3,428
Tax impact of adjustments	(8,020)	(4,563)	(17,625)	(5,079)
Adjusted net income*	$34,281	$50,540	$62,741	$97,180
Adjusted net income per share, diluted	$0.48	$0.70	$0.87	$1.35
Weighted-average common shares outstanding, diluted	71,330	71,780	71,721	71,780

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$43,963	$53,016	$70,624	$96,732
Purchase of property and equipment	(3,904)	(13,301)	(6,417)	(18,910)
Free cash flow	$40,059	$39,715	$64,207	$77,822

* Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)
Operating expense category for the Three Months Ended June 30, 2018:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$22,804	$(304)	$(73)	$22,427
Product and technology	17,951	(260)	(550)	17,141
Marketing and sales	59,527	(591)	(471)	58,465
General and administrative	13,148	(1,974)	(1,782)	9,392
Affiliate revenue share	3,813	—	—	3,813
Depreciation and amortization	26,712	—	—	26,712
Total operating expenses	$143,955	$(3,129)	$(2,876)	$137,950
(1) Includes costs associated with the stockholder activist campaign, transaction-related costs, restructuring and other exit costs, write-off of long-lived assets and other.
Operating expense category for the Three Months Ended June 30, 2017:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$15,540	$—	$—	$15,540
Product and technology	19,522	—	—	19,522
Marketing and sales	50,512	—	—	50,512
General and administrative	17,445	(10,345)	(481)	6,619
Affiliate revenue share	2,355	—	—	2,355
Depreciation and amortization	22,377	—	—	22,377
Total operating expenses	$127,751	$(10,345)	$(481)	$116,925
(1) Includes separation-related costs, costs related to the headquarters move, restructuring and other exit costs, write-off of long-lived assets and other.
Operating expense category for the Six Months Ended June 30, 2018:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$41,890	$(1,405)	$(99)	$40,386
Product and technology	40,284	(4,685)	(815)	34,784
Marketing and sales	125,562	(1,219)	(768)	123,575
General and administrative	31,264	(10,179)	(2,794)	18,291
Affiliate revenue share	7,096	—	—	7,096
Depreciation and amortization	50,650	—	—	50,650
Total operating expenses	$296,746	$(17,488)	$(4,476)	$274,782
(1) Includes transaction-related costs, costs associated with the stockholder activist campaign, restructuring and other exit costs, write-off of long-lived assets and other.
Operating expense category for the Six Months Ended June 30, 2017:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenues and operations	$31,442	$—	$—	$31,442
Product and technology	38,439	—	—	38,439
Marketing and sales	109,513	—	—	109,513
General and administrative	25,184	(11,146)	(481)	13,557
Affiliate revenue share	4,716	—	—	4,716
Depreciation and amortization	44,450	—	—	44,450
Total operating expenses	$253,744	$(11,146)	$(481)	$242,117
(1) Includes separation-related costs, costs related to the headquarters move, restructuring and other exit costs, write-off of long-lived assets and other.